UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

J. ALEXANDER’S HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Tennessee	47-1608715
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3401 West End Avenue, Suite 260

Nashville, Tennessee 37203

Telephone: 615-269-1900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

J. Alexander’s Holdings, Inc. 2015 Equity Incentive Plan

(Full Title of the Plans)

Mark A. Parkey

Chief Financial Officer

J. Alexander’s Holdings, Inc.

3401 West End Avenue, Suite 260

Nashville, Tennessee 37203

Telephone: 615-269-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer,” and “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,500,000	$9.63	$14,437,500	$1,454

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover such indeterminate number of additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the registrant’s outstanding shares to be offered pursuant to the applicable plan described herein.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended, based on the average of the high and low prices of Common Stock of J. Alexander’s Holdings, Inc. as reported to the New York Stock Exchange on October 30, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The prospectus containing information required by Part I of Form S-8 and related to this Registration Statement is omitted from this Registration Statement in accordance with the note to Part I of Form S-8. The Registrant will send or give to each holder of outstanding unvested stock options and restricted stock, as applicable, granted under the Plan, a copy of the prospectus or documents containing information specified in Part I of Form S-8, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the prospectus for the Plan is not being filed with or included in this Registration Statement. The prospectus for the Plan and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, each constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a) The Registrant’s effective registration statement on Form 10 filed with the Commission on June 25, 2015, as amended by Amendment No. 1 filed on July 31, 2015 and Amendment No. 2 filed on September 9, 2015, by J. Alexander’s Holdings, Inc. (the “Registrant”), including the description of the common stock contained therein, and any amendment or report filed for the purpose of updating such registration statement; and

(b) The Registrant’s current reports on Form 8-K filed with the Commission on September 17, 2015 and November 2, 2015, respectively.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Notwithstanding the foregoing provisions of this Item 3, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission shall be incorporated or deemed to be incorporated by reference in this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below, the Registrant’s Amended and Restated Charter (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”).

The Registrant is incorporated under the laws of the State of Tennessee.

Limitation of Liability

As authorized by the Tennessee Business Corporation Act (the “TBCA”), the Charter provides that any person who is or was a director of the Registrant shall have no liability to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director except upon the occurrence of (i) any breach of the director’s duty of loyalty to the Registrant or its shareholders; (ii) intentional misconduct or a knowing violation of law or (iii) unlawful distributions under Section 48-18-302 of the TBCA.

The Charter further provides that the Registrant shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the Registrant as a director, officer, employee, manager, agent, or trustee of another corporation or other enterprise, against all expense, liability and loss actually and reasonably incurred or suffered in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law. Such indemnification shall include advancement of expenses in advance of final disposition of such action, suit or proceeding, subject to the provision of any applicable statute. The Registrant is authorized to provide for indemnification and advancement of expenses through the Bylaws, resolution of shareholders, resolution of the Board of Directors or agreement, in addition to that provided by the Charter.

Insurance

As authorized by the TBCA, the Bylaws provide that the Registrant may maintain insurance, at its expense, to protect itself and any individual who is or was a director, officer, employee or agent of the Registrant, or who, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation’s Board of Directors or its Chief Executive Officer as a director, officer, partner, trustee, employee or agent of another corporation or other enterprise against any expense, liability or loss whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the Bylaws or the TBCA.

Indemnification Agreements

In addition to the protections afforded under the TBCA, the Charter and the Bylaws, effective as of September 28, 2015, the Registrant has entered into a certain Indemnification Agreement with each of its current directors, pursuant to which the Registrant is required to indemnify each of its directors, to the fullest extent permitted by the laws of the State of Tennessee, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Registrant or any of its subsidiaries or was serving at the Registrant’s request in an official capacity for another entity. The Registrant must indemnify its officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal) or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require the Registrant, if so requested, to advance within 30 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Charter of J. Alexander’s Holdings, Inc. (1)

3.2	Articles of Correction to Amended and Restated Charter of J. Alexander’s Holdings, Inc.*

3.3	Amended and Restated Bylaws of J. Alexander’s Holdings, Inc. (1)

4.1	Prospectus*

5.1	Opinion of Fox Rothschild LLP*

10.1	J. Alexander’s Holdings, Inc. 2015 Equity Incentive Plan*

10.2	Form of Non-Qualified Stock Option Award Agreement under the J. Alexander’s Holdings, Inc. 2015 Stock Incentive Plan*

10.3	Form of Incentive Stock Option Award Agreement under the J. Alexander’s Holdings, Inc. 2015 Stock Incentive Plan*

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Fox Rothschild LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)

*	Filed herewith
(1)	Incorporated by reference to the Current Report on Form 8-K filed with the Commission by the Registrant on September 17, 2015.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee on the 3rd day of November, 2015.

J. ALEXANDER’S HOLDINGS, INC.

By:	/s/ Lonnie J. Stout II
Lonnie J. Stout II, Chief Executive Officer

Power of Attorney and Signatures

We, the undersigned directors and officers of J. Alexander’s Holdings, Inc., hereby severally appoint Lonnie J. Stout, II, with full powers of substitution and resubstitution, our true and lawful attorney, with full powers to him to sign for us, in our names and in the capacities indicated below, any and all amendments to such Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto such attorney, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such attorney might or could do in person, and hereby ratifying and confirming all that such attorney, or his substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Lonnie J. Stout II	President, Chief Executive Officer and Director (Principal Executive Officer)	November 3, 2015
Lonnie J. Stout II

/s/ Mark A. Parkey	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	November 3, 2015
Mark A. Parkey

/s/ J. Michael Moore	Executive Vice President and Chief Operating Officer	November 3, 2015
J. Michael Moore

/s/ Jessica H. Root Jessica H. Root	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 3, 2015

/s/ Frank R. Martire	Chairman of the Board	November 3, 2015
Frank R. Martire

/s/ Raymond R. Quirk	Director	November 3, 2015
Raymond R. Quirk

/s/ Douglas K. Ammerman	Director	November 3, 2015
Douglas K. Ammerman

/s/ Timothy T. Janszen	Director	November 3, 2015
Timothy T. Janszen

/s/ Ronald B. Maggard, Sr.	Director	November 3, 2015
Ronald B. Maggard, Sr.